Invesco Van Kampen Government Securities Fund                  SUB-ITEM 77Q3

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending:  3/31/2011
File number:        811-05686
Series No.:                19


72DD. 1 Total income dividends for which record date passed during the period. (000's Omitted)
        Class A                           $ 9,635
      2 Dividends for a second class of open-end company shares (000's Omitted)
        Class B                           $   379
        Class C                           $   274
        Class Y                           $    30
        Institutional Class               $   175


73A.    Payments per share outstanding during the entire current period: (form nnn.nnnn)
      1 Dividends from net investment income
        Class A                           0.1369
      2 Dividends for a second class of open-end company shares (form nnn.nnnn)
        Class B                           0.1001
        Class C                           0.0997
        Class Y                           0.1488
        Institutional Class               0.1509


74U.  1 Number of shares outstanding (000's Omitted)
        Class A                           67,124
      2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
        Class B                           3,234
        Class C                           2,440
        Class Y                             204
        Institutional Class                   1


74V.  1 Net asset value per share (to nearest cent)
        Class A                           $ 9.53
      2 Net asset value per share of a second class of open-end company shares (to nearest cent)
        Class B                           $ 9.50
        Class C                           $ 9.46
        Class Y                           $ 9.51
        Institutional Class               $ 9.49